Exhibit 24




                           CONSENT OF INDEPENDENT AUDITORS


               We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Southwestern Bell Corporation Stock Savings Program, consisting of the Southwestern Bell Corporation Stock Savings Plan, the Southwestern Bell Corporation Management Stock Savings Plan, and the Southwestern Bell Corporation Stock Based Savings Plan, and to the incorporation by reference therein of our reports dated February 11, 1994, with respect to the consolidated financial statements of Southwestern Bell Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.




                                        ERNST & YOUNG

          San Antonio, Texas
          June 24, 1994
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